EMPLOYMENT AGREEMENT

THIS  AGREEMENT  date  for  reference  the  7th  day  of  December,  2000.

BETWEEN:

GLOBALNETCARE,  INC.,  of  117  Gun  Ave.  Pointe  Claire,  Quebec  H9R  3X2

(the  "Company")

                                                               OF THE FIRST PART

AND:

JOHN  HEDDO,  of  7465  Baudelaire  Street,  St-Leonard,  Quebec,  H1S  2R4

(the  "Employee")

                                                              OF THE SECOND PART

WITNESSES  THAT  WHEREAS:

A. The Employee has certain skills and expertise required by the Company for its operations;

B. The Company wishes to obtain and the Employee wishes to provide certain services to the Company on the terms and conditions contained herein;

THEREFORE in consideration of the premises and of the covenants and agreements of the parties hereinafter set forth, the parties hereto covenant and agree each with the other as follows:

1.          EMPLOYMENT,  TERM,  POSITIONS  AND  DUTIES

1.1 Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions herein set forth.

1.2 Term. Employment of the Employee by the Company shall be effective December 7, 2000 and shall continue until such time as this Agreement is terminated as hereinafter set out in Section 1.3 or 4 herein.

1.3 Resignation. Nothing in this Agreement shall prohibit the Employee from resigning from the Company at any time on one (1) month written notice to the Company, which notice may be waived by the Company in its sole discretion and, upon such resignation taking

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effect, the Employee's employment shall terminate and neither party hereto shall have  any  rights or obligations hereunder, except those specifically set out in
Section  2.2  hereof.

1.4 Position. The Employee shall serve as Product Development and Regional Sales Manager, Communications for the Company.
1.5          Duties.  The  Employee  shall  carry  out  such  duties  as  would customarily be carried out by a Manager, Product Development and Regional Sales.

1.6 Reporting. The Employee shall report to the President of the Company and take direction from the President of the Company.

2.          OBLIGATIONS

2.1 Full Time and Efforts. During the term of his employment pursuant to this Agreement, the Employee shall devote his full time and effort and attention to his duties as set out in this Agreement and shall not be engaged, employed or associated with any other business venture without the written consent of the President of the Company.

2.2 Fiduciary Duty, Confidentiality and Non-Competition. The Employee recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Company's business is conducted. It is the intent and Agreement of the Employee and of the Company that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Company and not in any manner which would be detrimental to it. The Employee agrees that following the termination of his employment for any reason whatsoever, he shall not, without the consent of the Board of Directors of the Company by resolution, engage in any solicitation of the clients, customers or any individuals or firms with respect to which the Company has had dealings (and whether or not any contractual arrangements have been concluded as between the Company and any such individuals or firms) which might benefit any competitor of the Company.

3.          COMPENSATION

3.1 Common Shares. The Employee shall be compensated by issuance to the Employee of Six Hundred and Fifty Thousand (650,000) common shares (the "Shares") in the capital stock of the Company, at a deemed price of $0.28. If eligible, the Shares shall be registered by the Company on a Form S-8 and such shares will be subject to the resale restrictions set forth in the rules and regulations enacted under the Securities Act of 1933, as amended. The Employee acknowledges that as he is a resident of Quebec, the shares to be issued pursuant to this agreement may not be resold in the province of Quebec until the Company has been a "reporting issuer" under the applicable legislation for the prescribed period. The Company is not currently a reporting issuer in Quebec nor is there any assurance that it will become a reporting issuer in Quebec. Since the Company is not a reporting issuer in Quebec, the applicable hold period under the applicable legislation may never expire, and if no further statutory exemption may be relied upon, this could result in having to hold the securities acquired under this agreement for an indefinite period of time.

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3.2          Expenses.  The  Employee  shall  be  responsible  for  paying  all expenses related to his employment with the Company without reimbursement, with the exception of those expenses which, prior to such expenses having being incurred, the President has agreed to reimburse to the Employee.

3.3 No Other Compensation. Except as set out in this Agreement, the Employee shall not be entitled to any other compensation or benefits.

4.          TERMINATION

4.1 Company's Right to Terminate. Notwithstanding any other provision in this Agreement, the Company may terminate the employment of the Employee at any time for just cause or because of permanent disability by giving written notice to the Employee of its intention to terminate this Agreement on the date specified in such notice. The Company may also terminate the employment of the Employee without cause at any time upon thirty (30) days written notice.

4.2 Definition. Where used herein, "permanent disability" means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Company and the Employee, acting reasonably, which prevents the Employee to a substantial degree from performing his obligations as Manager, Communications.

5.          MISCELLANEOUS

5.1 Modification and Waiver. No provision of this Agreement shall be modified or amended unless such modification or amendment is authorized by the President and is agreed to in writing, signed by the Employee and by the Company.

5.2 Law Governing. This Agreement shall be subject to and governed by the laws of the State of Florida, the federal laws of the United States applicable herein and the laws of the Province of Quebec. In addition, this agreement will also be subject to the approval of the Quebec Securities Commission.

5.3 Invalidity. The invalidity, illegality or unenforceability of any provision hereof, shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.4 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

5.5 Execution in Counterparts and by Facsimile. This Agreement may executed in counterparts in as many copies as may be necessary. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication producing a printed copy will be deemed to be execution and delivery of this Agreement on the date of such communication by the party so delivering such copy.

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          IN  WITNESS  WHEREOF the parties hereunto have executed this Agreement as  of  the  7th  day  of  December,  2000.

GLOBALNETCARE,  INC.

Per:     /s/  signed
         Authorized  Signatory

SIGNED,  SEALED  and  DELIVERED  by  JOHN  HEDDO  in  the  presence  of:


/s/Harvey  Lalach
Print  Name
265  Alice  Carriere
Address
Beaconsfield  Quebec
Businessman                     /s/ John  Heddo
Occupation                      ---------------
                                JOHN HEDDO